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                               GENSYM CORPORATION
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   EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                                                   Three months ended
                                                                                         March 31,
                                                                                  1996              1995
                                                                               -----------       -----------

Weighted average common shares outstanding during the period                     5,332,731         3,994,704

Assumed conversion of outstanding preferred stock to common stock                     --             653,460

Effect of common equivalent shares issued subsequent to February 1, 1995, computed in accordance with the treasury
      stock method                                                                    --              41,863

Shares issuable from assumed exercise of options, computed in
      accordance with the treasury stock method                                    398,421              --
                                                                               -----------       -----------

Weighted average common and common equivalent shares                             5,731,152         4,690,027
                                                                               ===========       ===========

Net income (loss)                                                              $   333,217       $   (45,642)
                                                                               ===========       ===========

Net income (loss) per share                                                    $      0.06       $     (0.01)
                                                                               ===========       ===========

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